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                                                                     Exhibit 5.1


                                                    1251 Avenue of the Americas
                                                      New York, NY   10020-1104
                                            main 212.835.6000  fax 212.835.6001






                                October 12, 2004

American Casino & Entertainment Properties LLC
American Casino & Entertainment Finance Corp.
2000 Las Vegas Boulevard South
Las Vegas, NV 89104


Ladies and Gentlemen:

      We have acted as counsel to each of American Casino & Entertainment Properties LLC, a Delaware limited liability company ("ACEP") and American Casino & Entertainment Properties Finance Corp., a Delaware corporation ("ACEP Finance" and together with ACEP, the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-4 (File No. 333-118149) filed by the Company and certain subsidiaries of ACEP listed on Annex A of this opinion (the "Subsidiary Guarantors") with the Securities and Exchange Commission (the "Commission") on August 12, 2004, as amended by Amendment No. 1 to such Registration Statement to be filed with the Commission as of the date hereof, (as amended, the "Registration Statement"), pursuant to which the Company is registering $215,000,000 aggregate principal amount of its 7.85% Senior Secured Notes due 2012 (the "New Notes"). The Indenture, dated as of January 29, 2004 (the "Indenture"), by and among the Company, the guarantors party thereto and Wilmington Trust Company, as trustee (the "Trustee") as amended by the Supplemental Indenture, dated as of May 26, 2004, by and among the Company, the Subsidiary Guarantors and the Trustee (as so amended, the "Indenture") provides for the guarantee of the New Notes by each of the Subsidiary Guarantors to the extent set forth in the Indenture (the "New Guarantees"). Pursuant to the Registration Statement and the Registration Rights Agreement, dated as of January 29, 2004, by and among the Company, the guarantors party thereto and Bear, Stearns & Co. Inc., as amended by the Addendum to the Registration Rights Agreement, dated as of May 26, 2004, by and among the Company, the Subsidiary Guarantors and Bear, Stearns & Co. Inc. (as so amended, the "Registration Rights Agreement"), the Company is offering to issue the New Notes in exchange for all of its outstanding 7.85% Senior Secured Notes due 2012 (the "Old Notes") (the "Exchange Offer").

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) an executed copy of the Indenture; (ii) certain resolutions adopted by the Board of Directors of ACEP, ACEP Finance and each of the


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                                  American Casino & Entertainment Properties LLC
                        American Casino & Entertainment Properties Finance Corp.
                                                                October 12, 2004
                                                                          Page 2


Subsidiary Guarantors relating to the Exchange Offer, the issuance of the Old Notes and the New Notes, the Indenture and related matters; and (iii) the form of the New Notes.

      We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate or comparable documents, certificates of public officials and officers and representatives of the Company and such other documents, records and instruments, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We also have assumed that any of the Subsidiary Guarantors that is not organized under the laws of New York or Delaware has the power, corporate, limited liability company or other, to enter into and perform the Guarantee; that each such Subsidiary Guarantor's execution of the Guarantee has been duly authorized; and that each Guarantee has been duly executed and delivered.

      Based upon and subject to the foregoing and the limitations qualifications, exceptions and assumptions set forth herein, we are of the opinion that the New Notes (in the form examined by us) have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, (i) the New Notes will constitute valid and binding obligations of the Company and (ii) the New Guarantees will constitute valid and binding obligations of the Subsidiary Guarantors.


      The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law and Limited Liability Company Act of Delaware. We do not express any opinion herein concerning the laws of any other jurisdiction.

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                                  American Casino & Entertainment Properties LLC
                        American Casino & Entertainment Properties Finance Corp.
                                                                October 12, 2004
                                                                          Page 3


      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                    Very truly yours,

                                    /s/ Piper Rudnick LLP
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                                     ANNEX A

                              SUBSIDIARY GUARANTORS

Stratosphere Corporation, a Delaware corporation
Stratosphere Gaming Corp., a Nevada corporation
Arizona Charlie's, LLC, a Nevada limited liability company
Fresca, LLC, a Nevada limited liability company
Charlie's Holding LLC, a Delaware limited liability company
Stratosphere Advertising Agency, a Nevada corporation
Stratosphere Land Corporation, a Nevada corporation
Stratosphere Development LLC, a Delaware limited liability company Stratosphere Leasing, LLC, a Delaware limited liability company